Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Dan Swenson Senior Director, Investor Relations & Corporate Communications 847/405-2515 dswenson@cfindustries.com

Tony Will Elected Chairman, President and Chief Executive Officer
of Terra Nitrogen GP Inc.

DEERFIELD, Illinois — (Business Wire) — Deerfield, IL (December 20, 2013) — Terra Nitrogen GP Inc. (TNGP), the general partner in Terra Nitrogen Company, L.P. (NYSE: TNH), announced today that its board of directors has elected W. Anthony Will to the position of chairman, president and chief executive officer and Richard A. Hoker to the company’s board of directors effective January 2, 2014.

Will will succeed Stephen R. Wilson, the company’s current chairman, president and chief executive officer who, on September 16, 2013, announced his retirement effective January 1, 2014.  Hoker will fill the director vacancy created by Wilson’s retirement.

Will has served as the senior vice president, manufacturing and distribution, of TNGP, since January 2012 and was previously the vice president, manufacturing and distribution, of TNGP from April 2010 to January 2012.  He has served as a director of TNGP since June 2010.  Will earned a B.S. degree in electrical engineering from Iowa State University and an MBA from Northwestern University’s Kellogg School of Management.

Hoker has served as the vice president and corporate controller of TNGP since April 2010 and served as a director of TNGP from September 2010 to August 2011.  Hoker holds a B.S. degree in accounting from DePaul University and an MBA in finance and accounting from the University of Chicago.  He is a certified public accountant.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma, manufacturing facility and related assets.  Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

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